Exhibit 99.1
CASH DISTRIBUTIONS
          Distributions of Available Cash
          General. Within approximately 45 days after the end of each quarter, we will distribute all available cash pro rata to our general partner and our unitholders of record on the applicable record date.
          Definition of Available Cash. Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter:
•	less the amount of cash reserves that the general partner determines in its reasonable discretion is necessary or appropriate to:
•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments, or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner;
•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.
          Distributions of Cash Upon Liquidation
          If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.
          Manner of Adjustment for Gain. The manner of the adjustment is set forth in the partnership agreement. If our liquidation occurs, we will allocate any gain to the partners in the following manner:
•	First, to our general partner in the amount of certain prior loss allocations to the general partner; and

•	Second, to our general partner and our unitholders, pro rata.